September 10, 1998


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549


Gentlemen:

We have read Item 77 (k) of Form N-SAR dated August 28, 1998 of Royce Micro-Cap Trust, Inc. and are in agreement with the statements contained in the three paragraphs on the page therein. We have no basis to agree or disagree with other statements of the registrant contained therein.


                                   /s/ Ernst & Young LLP

New York, New York